Exhibit 12.01
                     CIPSCO INCORPORATED AND SUBSIDIARIES

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                  FOR THE FIVE YEARS ENDED DECEMBER 31, 1995
                                (in thousands)

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                                                   1995        1994       1993        1992        1991
                                                   ____        ____       ____        ____        ____
Net income. . . . . . . . . . . . . . . . . . .  $ 72,015    $ 83,954   $ 85,498    $ 72,499(c) $ 72,065(c)

Add--Federal and state income taxes:
  Current (a) . . . . . . . . . . . . . . . . .    37,696      33,582     41,320       5,380      34,717
  Deferred (net). . . . . . . . . . . . . . . .    11,437      18,867     13,907      38,707      12,078
  Deferred investment tax credits, net. . . . .    (3,361)     (3,367)    (3,366)     (3,336)     (3,464)
                                                 ________    ________   ________    ________    ________
                                                   45,772      49,082     51,861      40,751      43,331
                                                 ________    ________   ________    ________    ________
Net income before income taxes. . . . . . . . .   117,787     133,036    137,359     113,250     115,396
                                                 ________    ________   ________    ________    ________

Add--Fixed charges
  Interest on long-term debt (b). . . . . . . .    31,168      31,164     32,823      35,534      36,652
  Interest on provision for revenue refunds . .         -           -          -        (803)      4,261
  Other interest. . . . . . . . . . . . . . . .       898         378        603         398       1,231
  Amortization of net debt premium, discount,
    expense and loss (b). . . . . . . . . . . .     1,703       1,678      1,598         863         338
  Preferred stock dividend of subsidiary. . . .     3,850       3,510      3,718       4,549       5,396
                                                 ________    ________   ________    ________    ________
                                                   37,619      36,730     38,742      40,541      47,878
                                                 ________    ________   ________    ________    ________

Earnings as defined . . . . . . . . . . . . . .  $155,406    $169,766   $176,101    $153,791    $163,274
                                                 ========    ========   ========    ========    ========

Fixed charges . . . . . . . . . . . . . . . . .  $ 37,619    $ 36,730   $ 38,742    $ 40,541    $ 47,878
Adjustment to pre-tax basis . . . . . . . . . .     2,447       2,052      2,255       2,557       3,244
                                                 ________    ________   ________    ________    ________
                                                 $ 40,066    $ 38,782   $ 40,997    $ 43,098    $ 51,122

Ratio of earnings to fixed charges
  adjusted to pre-tax basis . . . . . . . . . .      3.88        4.38       4.30        3.57        3.19
                                                 ========    ========   ========    ========    ========
_________________________
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(a)  Federal portion and state portion are shown separately in Notes to
     Consolidated Financial Statements.
(b)  Combined as interest charges on long-term debt on Consolidated
     Statements of Income.
(c)  Includes revenues collected subject to refund.